FOR IMMEDIATE RELEASE

Contact:
Nancy Ellefson
VP of Finance
Pizza Inn, Inc.
469-384-5000

PIZZA INN, INC. REPORTS RESULTS FOR
FIRST QUARTER FISCAL YEAR 2011

Chain reports improving same store sales trend

The Colony, Texas – November 9, 2010 -- PIZZA INN, INC. (NASDAQ:PZZI) today reported net income of $0.1 million, or $0.02 per share, for the fiscal quarter ended September 26, 2010, versus net income of $0.4 million, or $0.05 per share, for the same quarter of the prior fiscal year.  Total revenue for the first fiscal quarter of 2011 increased 6.3%, to $10.6 million from $10.0 million in the same period of fiscal 2010.

Highlights for the first quarter of fiscal year 2011 included:

•	Comparable domestic buffet restaurant sales decreased 4.2% for the first quarter of fiscal 2011 compared to the same quarter of the prior fiscal year.

•	Chain-wide comparable domestic restaurant sales decreased 4.8% for the first quarter of fiscal 2011 compared to the same quarter of the prior fiscal year.

•
The Company opened a new Company-owned restaurant during the quarter and acquired a fourth restaurant during the period.  By year end, the Company expects to operate five restaurants with the opening of another location in Lewisville, Texas.

•
The Company recorded $0.3 million in costs associated with store closure attributable to a change in the estimated useful life of equipment and leasehold improvements resulting from the Company’s decision to close its Plano, Texas store.  In the absence of this item, pre-tax income from continuing operations would have been $0.5 million compared to $0.6 million for the same period last year.

Charlie Morrison, President and CEO, commented, "The competitive landscape continues to be challenging, but the year-to-year comparisons of our same store sales have improved for the last two quarters.  We continue to open new, productive franchise locations as well as more company stores and have a pipeline of franchise and company-operated stores slated to open this fiscal year and next.  In addition, during the quarter we signed a new 20 year development agreement with one of our three long-term area developers which demonstrates the confidence our franchisees have in the brand.”

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Pizza Inn’s control.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that Pizza Inn’s objectives and plans will be achieved.

Pizza Inn, Inc. (www.pizzainn.com) is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademark “Pizza Inn.”  The Company and its distribution division, Norco Restaurant Services Company, are headquartered in The Colony, Texas.  The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI.”

PIZZA INN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 26,	September 27,
REVENUES:	2010	2009

Food and supply sales	$8,702	$8,395
Franchise revenue	1,025	1,062
Restaurant sales	905	543

	10,632	10,000

COSTS AND EXPENSES:
Cost of sales	8,704	8,116
Franchise expenses	523	467
General and administrative expenses	835	777
Costs associated with store closure	319	-
Bad debt	15	15
Interest expense	10	14
	10,406	9,389

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	226	611
Income taxes	72	206
INCOME FROM CONTINUING OPERATIONS	154	405

Loss from discontinued operations, net of taxes	(25)	(39)
NET INCOME	$129	$366

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
Income from continuing operations	$0.02	$0.05
Loss from discontinued operations	-	-
Net income	$0.02	$0.05

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:

Income from continuing operations	$0.02	$0.05
Loss from discontinued operations	-	-
Net income	$0.02	$0.05

Weighted average common shares outstanding - basic	8,011	8,011

Weighted average common and
potential dilutive common shares outstanding	8,011	8,011

PIZZA INN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 26,	June 27,
ASSETS	2010 (unaudited)	2010

CURRENT ASSETS
Cash and cash equivalents	$793	$761
Accounts receivable, less allowance for bad debts
of $192 and $178, respectively	2,684	2,678
Income tax receivable	-	184
Inventories	1,565	1,489
Property held for sale	16	16
Deferred income tax assets	723	723
Prepaid expenses and other	356	260
Total current assets	6,137	6,111

LONG-TERM ASSETS
Property, plant and equipment, net	2,289	2,167
Deferred income tax assets	62	48
Deposits and other	116	132
	$8,604	$8,458
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,496	$1,783
Deferred revenues	340	236
Accrued expenses	1,271	1,360
Bank debt	152	110
Total current liabilities	3,259	3,489

LONG-TERM LIABILITIES
Deferred gain on sale of property	128	134
Deferred revenues	196	207
Bank debt	451	220
Other long-term liabilities	30	27
Total liabilities	4,064	4,077

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,130,319 and 15,130,319 shares, respectively;
outstanding 8,010,919 and 8,010,919 shares, respectively	151	151
Additional paid-in capital	8,936	8,906
Retained earnings	20,089	19,960
Treasury stock at cost
Shares in treasury: 7,119,400 and 7,119,400, respectively	(24,636)	(24,636)
Total shareholders' equity	4,540	4,381
	$8,604	$8,458

PIZZA INN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	September 26,	September 27,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$129	$366
Adjustments to reconcile net income to
cash used for operating activities:
Depreciation and amortization	428	72
Stock compensation expense	30	37
Provision for bad debts	14	15
Changes in operating assets and liabilities:
Notes and accounts receivable	165	(122)
Inventories	(76)	12
Accounts payable - trade	(286)	(64)
Accrued expenses	(106)	(43)
Deferred revenue	92	177
Prepaid expenses and other	(86)	(281)
Cash provided by operating activities	304	169

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(545)	(539)
Cash used for investing activities	(545)	(539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in line of credit, net	273	24
Cash overdraft	-	163
Cash provided by financing activities	273	187

Net increase (decrease) in cash and cash equivalents	32	(183)
Cash and cash equivalents, beginning of period	761	274
Cash and cash equivalents, end of period	$793	$91